As filed with the Securities and Exchange Commission on April 27, 2026 Registration No. 333- _______
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SANMINA CORPORATION
(Exact name of Registrant as specified in its charter)

DELAWARE	77-0228183
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2700 North First Street San Jose, California 95134
(Address of principal executive offices)

2019 EQUITY INCENTIVE PLAN
(Full title of the plan)

Jure Sola Chairman and Chief Executive Officer SANMINA CORPORATION 2700 North First Street San Jose, California 95134 (408) 964-3500
(Name, address, and telephone number, including area code, of agent for service)

Copy to: Erika M. Muhl, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Statement Under General Instruction E
Registration of Additional Securities
This Registration Statement on Form S-8 (this “Registration Statement”) registers additional shares of Sanmina Corporation’s Common Stock to be issued pursuant to Sanmina Corporation’s 2019 Equity Incentive Plan. Unless otherwise noted herein, the contents of Sanmina Corporation’s Form S-8 Registration Statements filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2019 (File No. 333-231175), April 29, 2020 (File No. 333-237898), August 5, 2021 (File No. 333-258471), May 4, 2022 (File No. 333-264681), August 2, 2023 (File No. 333-273602), May 1, 2024 (File No. 333-279031) and April 28, 2025 (File No. 333-286804) are incorporated by reference into this Registration Statement.
SANMINA CORPORATION
REGISTRATION STATEMENT ON FORM S-8
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents and information previously filed with the Commission by Sanmina Corporation (the “Registrant”) are hereby incorporated by reference in this Registration Statement:
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 27, 2025 filed with the Commission on November 13, 2025 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including portions of the Registrant’s Proxy Statement for the 2026 Annual Meeting of Stockholders filed with the Commission on January 23, 2026 to the extent specifically incorporated by reference therein;
(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report (other than the portions of those documents not deemed to be filed); and
(c) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 19, 1993 registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.
As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation, as amended, provides that the personal liability of directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances shall be eliminated to the fullest extent permitted by Delaware law. As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant can adopt charter provisions that will, in effect, allow officers to be exculpated from breaches of the fiduciary duty of care in certain contexts.
The Registrant’s amended and restated bylaws also require the Registrant to indemnify directors and officers to the fullest extent permitted by Delaware law. The Registrant has entered into indemnification agreements with its officers and directors providing such indemnification. The indemnification agreements may require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities for which indemnification would be prohibited under Delaware law) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant has also obtained directors’ and officers’ liability insurance that pays the legal expenses and judgments for certain suits brought against directors and officers in their capacity as such.
These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The exhibits to this Registration Statement are described in the Exhibit Index below.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.11 (1)*	2019 Equity Incentive Plan, as amended.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page to this Registration Statement).
107.1	Filing Fee Table
___________________________________________________
* Compensatory plan in which an executive officer or director participates.
(1) Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2026, filed with the Securities and Exchange Commission on April 27, 2026.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 27th day of April, 2026.
SANMINA CORPORATION
By: /s/ Jure Sola
Jure Sola
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Jure Sola and Jonathan Faust, and each one of them individually, as his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jure Sola	Chairman and Chief Executive Officer (Principal Executive Officer) and Director	April 27, 2026
Jure Sola

/s/ Jonathan Faust	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 27, 2026
Jonathan Faust

/s/ Vishnu Gangaswamy Venkatesh	Senior Vice President, Global Controller and Chief Accounting Officer (Principal Accounting Officer)	April 27, 2026
Vishnu Gangaswamy Venkatesh

Signature	Title	Date
/s/ Susan K. Barnes	Director	April 27, 2026
Susan K. Barnes

/s/ David V. Hedley III	Director	April 27, 2026
David V. Hedley III

/s/ Susan A. Johnson	Director	April 27, 2026
Susan A. Johnson

/s/ Joseph G. Licata, Jr.	Director	April 27, 2026
Joseph G. Licata, Jr.

/s/ Michael J. Loparco	Director	April 27, 2026
Michael J. Loparco

/s/ Krish Prabhu	Director	April 27, 2026
Krish Prabhu

/s/ Mythili Sankaran	Director	April 27, 2026
Mythili Sankaran